Exhibit 99.2

FOR IMMEDIATE RELEASE

Stoneridge Announces Exercise of Over-Allotment Option in Secondary Offering

Warren, Ohio – November 4, 2010 – Stoneridge, Inc. (NYSE:SRI) announced today that Credit Suisse Securities (USA) LLC (the “Underwriter”), pursuant to the Underwriting Agreement, dated November 2, 2010, by and among Stoneridge, Inc. (the “Company”), the Selling Shareholders named in the Underwriting Agreement (the “Selling Shareholders”) and the Underwriter, on November 3, 2010, notified the Selling Shareholders and the Company of the Underwriter’s exercise of its right to purchase all of the optional securities (consisting of an aggregate of 1,326,950 Common Shares of the Company) from the Selling Shareholders at the purchase price of $10.75 per Common Share, less underwriting commissions and discounts.  The Company will not receive any proceeds from the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 2, 2010. This offering is being made by the Selling Shareholders only by means of a written prospectus forming part of the effective registration statement.  Copies of the prospectus may be obtained from the offices of Credit Suisse, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, New York 10010; telephone: 1-800-221-1037.  Copies of the registration statement and the prospectus are also available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules, and systems principally for the medium- and heavy-duty truck, automotive, and agricultural and off-highway vehicle markets.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443